Exhibit 99.1

CONTACT:
Investor Contact: Richard Edwards 763-513-3477 | Media Contact: Jess Rogers 763-513-3445

Polaris Reports 2019 First Quarter Results

Q1 2019 Highlights

Reported and adjusted sales for the first quarter of 2019 increased 15% to $1,496 million

Reported net income was $0.78 per diluted share, down 8% over the prior year; adjusted net income for the same period was $1.08 per diluted share, down 4% over the prior year, ahead of Company expectations

North American retail sales decreased 3% for the quarter compared to last year; ORV N.A. retail sales were down mid-single digits percent and motorcycle sales were down high-single digits percent, both negatively impacted by weather

Gained market share in snowmobiles for the season ending March 2019; maintained market share in Indian motorcycles in a challenging industry environment

Dealer inventory was down 1% year-over-year for the first quarter 2019, in-line with expectations

Polaris increased its full year 2019 earnings guidance and now expects earnings to be in the $6.05 to $6.30 per diluted share, which includes the absorption of $80 to $90 million of additional tariff costs anticipated in 2019 over 2018. Full year 2019 adjusted sales growth guidance remains unchanged at up 11% to 13% over the prior year.

MINNEAPOLIS--(BUSINESS WIRE)--April 23, 2019--Polaris Industries Inc. (NYSE: PII):

Key Financial Data

(in thousands, except per share data)
INCOME STATEMENT - Q1 March 31, 2019	Reported	YOY % Chg.	Adjusted*	YOY % Chg.
Sales	$1,495,690	15%	$1,495,690	15%
Net income attributable to Polaris	$48,378	(13)%	$66,897	(9)%
Diluted EPS	$0.78	(8)%	$1.08	(4)%

BALANCE SHEET - Q1 March 31, 2019	Reported	YOY % Chg.
Cash and cash equivalents	$151,439	(9)%
Inventories, net	$1,148,637	24%
Total debt, finance lease obligations and notes payable	$2,101,282	104%
Shareholders' equity	$879,202	(10)%

CASH FLOW - YTD March 31, 2019	Reported	YOY % Chg.
Net cash used for operating activities	$(38,217)	NM
Purchase of property & equipment	$70,254	26%
Repurchase and retirement of common shares	$6,110	(59)%
Cash dividends to shareholders	$37,144	(2)%

NM = Not meaningful
*Note: the results and guidance in this release, including the highlights above, include references to non-GAAP operating measures, which are identified by the word “adjusted” preceding the measure. A reconciliation of GAAP / non-GAAP measures can be found at the end of this release.

CEO Commentary

"Polaris’ 65th anniversary year is off to a solid start, as we delivered sound results and finished the Quarter with strong momentum. The team executed well, providing quality products to our customers while navigating a dynamic trade environment. Retail sales results were somewhat mixed, with greater than 20 percent Snowmobile growth helping to offset modest weather-related declines in ORV, Motorcycles and Boats, although all three of these segments came on strong at the end of March. Our product lineup has never been stronger, our Boat brands fared well during the recent boat shows, dealer inventory levels are well-positioned to support the peak spring retail selling season, and our strategic sourcing program is accelerating savings and value enhancement. We remain steadfastly committed to enhancing our customer-centric culture, which amplifies our investments in innovation and operational prowess, and as we look to the balance of 2019, we are confident about gaining market share as we continue bringing innovative products to our customers and solidifying our position as the leader in Powersports."

-- Scott Wine, Chairman and Chief Executive Officer of Polaris Industries Inc.

First Quarter Performance Summary (Reported)

(in thousands, except per share data)	Three months ended March 31,
	2019	2018	Change
Sales	$1,495,690	$1,297,473	15%
Gross profit	352,448	323,481	9%
% of Sales	23.6%	24.9%	-137 bpts
Total operating expenses	289,317	261,630	11%
% of Sales	19.3%	20.2%	-82 bpts
Income from financial services	18,805	21,425	(12)%
% of Sales	1.3%	1.7%	-39 bpts
Operating income	81,936	83,276	(2)%
% of Sales	5.5%	6.4%	-94 bpts
Net income attributable to Polaris	48,378	55,714	(13)%
% of Sales	3.2%	4.3%	-106 bpts
Diluted net income per share	$0.78	$0.85	(8)%

Polaris Industries Inc. (NYSE: PII) (the "Company") today released first quarter 2019 results with sales of $1,496 million on a reported and adjusted basis, up 15 percent from $1,297 million for the first quarter of 2018, including $185 million of Boat segment sales reported in the first quarter of 2019. The Company reported first quarter 2019 net income of $48 million, or $0.78 per diluted share, compared with net income of $56 million, or $0.85 per diluted share, for the 2018 first quarter. Adjusted net income for the quarter ended March 31, 2019 was $67 million, or $1.08 per diluted share compared to $74 million, or $1.13 per diluted share in the 2018 first quarter.

Gross profit increased 9 percent to $352 million for the first quarter of 2019 from $323 million in the first quarter of 2018. Reported gross profit margin was 23.6 percent of sales for the first quarter of 2019 compared to 24.9 percent of sales for the first quarter of 2018. Gross profit for the first quarter of 2019 includes the negative impact of $7 million of restructuring and realignment costs. Excluding these costs, first quarter 2019 adjusted gross profit was $359 million, or 24.0 percent of adjusted sales. For the first quarter of 2018 adjusted gross profit of $329 million, or 25.4 percent of adjusted sales, excludes the negative impact of $6 million of restructuring and realignment costs. Gross profit margins on an adjusted basis were down 140 basis points. Higher average selling prices were more than offset by tariff costs and the addition of Boats which has lower gross profit margins.

Operating expenses increased 11 percent for the first quarter of 2019 to $289 million, or 19.3 percent of sales, from $262 million, or 20.2 percent of sales, in the same period in 2018. Operating expenses in dollars increased primarily due to the Boat Holdings acquisition completed during the third quarter of 2018 and investments in strategic projects. Operating expenses as a percentage of sales, improved due to the addition of Boats, which has a lower operating expense to sales ratio.

Income from financial services was $19 million for the first quarter of 2019, down 12 percent compared with $21 million for the first quarter of 2018. The decrease is primarily attributable to lower retail sales during the quarter.

Non-Operating Expenses (Reported)

(in thousands)	Three months ended March 31,
	2019	2018	Change
Interest expense	$20,419	$8,048	154%
Equity in loss of other affiliates	$606	$21,511	(97)%
Other income, net	$(3,501)	$(19,975)	(82)%
Provision for income taxes	$16,016	$17,978	(11)%

Interest expense was $20 million for the first quarter of 2019 compared to $8 million for the same period last year, primarily due to increased debt levels to finance the Boat acquisition and higher interest rates.

Equity in loss of other affiliates was $1 million for the first quarter of 2019 compared to $22 million for the same period last year. In the first quarter 2018, the Company recorded charges totaled approximately $20 million associated with the shut down of the Eicher-Polaris joint venture in India.

Other income, net, was $4 million in the first quarter of 2019 compared to $20 million in the first quarter of 2019 resulting from foreign currency exchange rate movements and the corresponding effects on foreign currency transactions related to the Company’s foreign subsidiaries. In the first quarter of 2018, in addition to the impact of foreign currency exchange rate movements, the Company reported a $13 million gain on the sale of the Company's investment in Brammo Inc.

The provision for income taxes for the first quarter of 2019 was $16 million, or 24.9 percent of pretax income, compared with $18 million, or 24.4 percent of pretax income for the first quarter of 2018.

Net income attributable to non-controlling interest of $18 thousand reported in the first quarter of 2019 relates to net income attributable to the minority owner of a joint venture between Polaris and a supplier in Vietnam to manufacturer components for the Company.

Product Segment Highlights (Reported)

(in thousands)	Sales			Gross Profit
	Q1 2019	Q1 2018	Change	Q1 2019	Q1 2018	Change
Off-Road Vehicles / Snowmobiles	$867,447	$832,564	4%	$252,235	$243,561	4%
Motorcycles	$117,942	$131,557	(10)%	$6,962	$16,568	(58)%
Global Adjacent Markets	$104,956	$113,327	(7)%	$29,829	$31,258	(5)%
Aftermarket	$220,535	$220,025	—%	$56,475	$58,452	(3)%
Boats	$184,810	$—		$36,164	$—

Off-Road Vehicles (“ORV”) and Snowmobiles segment sales, including PG&A, totaled $867 million for the first quarter of 2019, up four percent over $833 million for the first quarter of 2018 driven by growth in side-by-side sales. PG&A sales for ORV and Snowmobiles combined increased 12 percent in the first quarter of 2019 compared to the first quarter last year. Gross profit increased four percent to $252 million in the first quarter of 2019, compared to $244 million in the first quarter of 2018. Gross profit percentage declined 20 basis points during the quarter as higher average selling prices and favorable product mix were more than offset by higher tariff costs.

ORV wholegood sales for the first quarter of 2019 increased 4 percent primarily driven by increased average selling prices. Polaris North American ORV retail sales decreased mid-single digits percent for the quarter with side-by-side vehicles down low-single digits percent and ATV vehicles down low-double digits percent. The North American ORV industry was down low-single digits percent compared to the first quarter last year.

Snowmobile wholegood sales in the first quarter of 2019 were $13 million, down 28 percent compared to $18 million in the first quarter last year. Polaris snowmobile retail sales were up high-single digits percent during the first quarter of 2019 and up about 20 percent for the twelve month season ending March 2019. North American industry retail was up low-double digits percent for the first quarter and up low-single digits percent for the season ending March 2019. Polaris gained significant market share for the season.

Motorcycles segment sales, including PG&A, totaled $118 million, down 10 percent compared to the first quarter of 2018, driven largely by declines in Slingshot sales, and to less of an extent, Indian Motorcycle sales, partly due to an ongoing challenging motorcycle market. Gross profit for the first quarter of 2019 was $7 million compared to $17 million in the first quarter of 2018. The decrease in gross profit was primarily the result of lower volume and tariff costs.

North American consumer retail sales for the Polaris motorcycle segment, including both Indian Motorcycle and Slingshot, decreased high-single digits percent during the first quarter of 2019. Indian Motorcycle retail sales decreased mid-single digits percent. Slingshot's retail sales were down low-double digits percent during the quarter. Motorcycle industry retail sales, 900cc and above, were down mid-single digits percent in the first quarter of 2019.

Global Adjacent Markets segment sales, including PG&A, decreased seven percent to $105 million in the 2019 first quarter compared to $113 million in the 2018 first quarter. Reported gross profit decreased five percent to $30 million in the first quarter of 2019, compared to $31 million in the first quarter of 2018. Adjusted gross profit decreased 6 percent to $30 million in the first quarter of 2019, compared to $32 million in the first quarter of 2018 due to negative product mix.

Aftermarket segment sales of $221 million in the 2019 first quarter increased slightly compared to $220 million in the 2018 first quarter. TAP sales in the first quarter of 2019 were $197 million, which was down two percent from $201 million in the first quarter of 2018. TAP sales declined two percent due to ongoing soft wholesale sales along with lower e-commence demand while the Company's other aftermarket brands increased sales over 20 percent. Gross profit decreased to $56 million in the first quarter of 2019, compared to $58 million in the first quarter of 2018 due to negative product mix.

Boats segment sales, which consist of the Boat Holdings acquisition which closed July 2, 2018, were $185 million in the 2019 first quarter. Gross profit was $36 million or 19.6 percent of sales in the first quarter of 2019.

Supplemental Data:

Parts, Garments, and Accessories (“PG&A”) sales increased eight percent for the 2019 first quarter primarily driven by growth in ORV and snowmobiles.

International sales to customers outside of North America, including PG&A, totaled $203 million for the first quarter of 2019, down four percent, from the same period in 2018. Increased Indian Motorcycle and PG&A sales were more than offset by negative foreign exchange movements which reduced sales by seven percent for the quarter.

Financial Position and Cash Flow

(in thousands)	Three Months ended March 31,
	2019	2018	Change
Cash and cash equivalents	$151,439	$166,357	(9)%
Net cash used for operating activities	$(38,217)	$(3,189)	NM
Repurchase and retirement of common shares	$6,110	$14,987	(59)%
Cash dividends to shareholders	$37,144	$37,796	(2)%
Total debt, finance lease obligations and notes payable	$2,101,282	$1,029,479	104%
Debt to Total Capital Ratio	71%	51%

NM = Not meaningful

Net cash used for operating activities was $38 million for the three months ended March 31, 2019, compared to $3 million for the same period in 2018. The increase in net cash used for operating activities for the 2019 period was the result of higher factory inventory due to timing of shipments, preparation for new product launches and additional costs related to tariffs. Total debt at March 31, 2019, including finance lease obligations and notes payable, was $2,101 million. The Company’s debt-to-total capital ratio was 71 percent at March 31, 2019 compared to 51 percent at March 31, 2018. Cash and cash equivalents were $151 million at March 31, 2019, down from $166 million at March 31, 2018.

2019 Business Outlook

Given the 2019 first quarter results, the Company is increasing its full year earnings guidance and now expects adjusted net income to be in the range of $6.05 to $6.30 per diluted share, compared with adjusted net income of $6.56 per diluted share for 2018. Full year 2019 sales expectation remains unchanged at up 11 to 13 percent. The full year earnings guidance is inclusive of the Company's expectations related to the negative impact of external factors such as the annualized impact of tariffs, adverse foreign exchange impacts, and higher interest rates, totaling approximately $1.50 per diluted share, on a combined basis. Absent these items, the Company is expected to generate positive earnings growth on a year-over-year basis.

Non-GAAP Financial Measures

This press release and our related earnings call contain certain non-GAAP financial measures, consisting of “adjusted" sales, gross profit, income before taxes, net income and net income per diluted share as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of its ongoing operations and how management views the business. Reconciliations of reported GAAP measures to adjusted non-GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

Investor Conference Call

First Quarter 2019 Earnings Conference Call and Webcast Presentation
Today at 9:00 AM (CDT) Polaris Industries Inc. will host a conference call and webcast to discuss the 2019 first quarter results released this morning. The call will be hosted by Scott Wine, Chairman and CEO; and Mike Speetzen, Executive Vice President - Finance and CFO. The earnings presentation and link to the webcast will be posted on the Polaris Investor Relations website at ir.polaris.com. To listen to the conference call by phone, dial 1-877-883-0383 in the U.S., or 1-412-902-6506 internationally. The Conference ID is 2001345. A replay of the conference call will be available by accessing the same link on our website.

About Polaris

Polaris Industries Inc. (NYSE: PII) is a global powersports leader that has been fueling the passion of riders, workers and outdoor enthusiasts for more than 60 years. With annual 2018 sales of $6.1 billion, Polaris’ innovative, high-quality product line-up includes the RANGER®, RZR® and Polaris GENERAL™ side-by-side off-road vehicles; the Sportsman® and Polaris ACE® all-terrain off-road vehicles; Indian Motorcycle® mid-size and heavyweight motorcycles; Slingshot® moto-roadsters; snowmobiles; and pontoon, deck, and cruiser boats. Polaris enhances the riding experience with parts, garments and accessories, along with a growing aftermarket portfolio, including Transamerican Auto Parts. Polaris’ presence in adjacent markets globally includes military and commercial off-road vehicles, quadricycles, and electric vehicles. Proudly headquartered in Minnesota, Polaris serves more than 100 countries across the globe. Visit www.polaris.com for more information.

Forward-looking Statements

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2019 future sales, shipments, net income, and net income per share, operational initiatives, tariffs, currency fluctuations, interest rates, and commodity costs, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations expansion initiatives, product offerings, promotional activities and pricing strategies by competitors; economic conditions that impact consumer spending; acquisition integration costs; product recalls, warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; freight and tariff costs; changes to international trade agreements; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy; relationships with dealers and suppliers; and the general overall economic and political environment. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements. The data source for retail sales figures included in this release is registration information provided by Polaris dealers in North America compiled by the Company or Company estimates and other industry data sources. The Company must rely on information that its dealers supply concerning retail sales, and other retail sales data sources related to Polaris and the powersports industry, and this information is subject to revision. Retail sales references to total Company retail sales includes only ORV, snowmobiles and motorcycles in North America unless otherwise noted.

(summarized financial data follows)

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data) (Unaudited)

	Three months ended March 31,
	2019	2018
Sales	$1,495,690	$1,297,473
Cost of sales	1,143,242	973,992
Gross profit	352,448	323,481
Operating expenses:
Selling and marketing	129,259	117,707
Research and development	67,120	65,230
General and administrative	92,938	78,693
Total operating expenses	289,317	261,630
Income from financial services	18,805	21,425
Operating income	81,936	83,276
Non-operating expense:
Interest expense	20,419	8,048
Equity in loss of other affiliates	606	21,511
Other income, net	(3,501)	(19,975)
Income before income taxes	64,412	73,692
Provision for income taxes	16,016	17,978
Net income	48,396	55,714
Net income attributable to noncontrolling interest	(18)	—
Net income attributable to Polaris Industries Inc.	$48,378	$55,714

Net income per share attributable to Polaris Industries Inc. common shareholders:
Basic	$0.79	$0.88
Diluted	$0.78	$0.85
Weighted average shares outstanding:
Basic	61,284	63,303
Diluted	62,027	65,219

CONSOLIDATED BALANCE SHEETS
(In Thousands), (Unaudited)

	March 31, 2019	March 31, 2018

Assets
Current Assets:
Cash and cash equivalents	$151,439	$166,357
Trade receivables, net	206,812	186,044
Inventories, net	1,148,637	922,925
Prepaid expenses and other	106,512	96,247
Income taxes receivable	25,550	13,013
Total current assets	1,638,950	1,384,586
Property and equipment, net	868,128	759,957
Investment in finance affiliate	99,501	95,511
Deferred tax assets	88,489	114,881
Goodwill and other intangible assets, net	1,506,414	777,844
Operating lease assets	112,286	—
Other long-term assets	94,949	86,828
Total assets	$4,408,717	$3,219,607
Liabilities and Equity
Current Liabilities:
Current portion of debt, finance lease obligations and notes payable	$66,512	$65,245
Accounts payable	436,938	366,872
Accrued expenses:
Compensation	92,107	85,997
Warranties	116,217	116,286
Sales promotions and incentives	181,881	174,610
Dealer holdback	112,705	107,829
Other	201,790	191,057
Current operating lease liabilities	34,814	—
Income taxes payable	5,144	6,599
Total current liabilities	1,248,108	1,114,495
Long term income taxes payable	29,379	22,432
Finance lease obligations	15,926	18,497
Long-term debt	2,018,844	945,737
Deferred tax liabilities	5,847	10,006
Long-term operating lease liabilities	79,736	—
Other long-term liabilities	122,654	123,680
Total liabilities	$3,520,494	$2,234,847
Deferred compensation	8,724	11,298
Equity:
Total shareholders’ equity	879,202	973,462
Noncontrolling interest	297	—
Total equity	879,499	973,462
Total liabilities and equity	$4,408,717	$3,219,607

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands), (Unaudited)

	Three months ended March 31,
	2019	2018
Operating Activities:
Net income	$48,396	$55,714
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation and amortization	54,415	52,720
Noncash compensation	12,091	12,032
Noncash income from financial services	(7,655)	(7,003)
Deferred income taxes	(1,329)	113
Impairment charges	—	18,733
Other, net	606	(10,700)
Changes in operating assets and liabilities:
Trade receivables	(11,184)	15,587
Inventories	(180,021)	(135,850)
Accounts payable	91,182	48,138
Accrued expenses	(75,662)	(75,722)
Income taxes payable/receivable	12,324	14,747
Prepaid expenses and others, net	18,620	8,302
Net cash used for operating activities	(38,217)	(3,189)

Investing Activities:
Purchase of property and equipment	(70,254)	(55,558)
Investment in finance affiliate, net	213	256
Investment in other affiliates, net	—	11,183
Net cash used for investing activities	(70,041)	(44,119)

Financing Activities:
Borrowings under debt arrangements / finance lease obligations	1,010,220	694,401
Repayments under debt arrangements / finance lease obligations	(870,568)	(578,342)
Repurchase and retirement of common shares	(6,110)	(14,987)
Cash dividends to shareholders	(37,144)	(37,796)
Proceeds from stock issuances under employee plans	3,207	11,905
Net cash provided by financing activities	99,605	75,181
Impact of currency exchange rates on cash balances	(993)	1,856

Net increase (decrease) in cash, cash equivalents and restricted cash	(9,646)	29,729
Cash, cash equivalents and restricted cash at beginning of period	193,126	161,618
Cash, cash equivalents and restricted cash at end of period	$183,480	$191,347

The following presents the classification of cash, cash equivalents and restricted cash within the consolidated balance sheets:
Cash and cash equivalents	$151,439	$166,357
Other long-term assets	32,041	24,990
Total	$183,480	$191,347

NON-GAAP RECONCILIATION OF RESULTS
(In Thousands, Except Per Share Data), (Unaudited)

	Three months ended March 31,
	2019	2018
Sales	$1,495,690	$1,297,473
Victory wind down (1)	—	(549)
Restructuring & realignment (3)	—	470
Adjusted sales	1,495,690	1,297,394

Gross profit	352,448	323,481
Victory wind down (1)	—	52
Restructuring & realignment (3)	6,691	5,792
Adjusted gross profit	359,139	329,325

Income before taxes	64,412	73,692
Victory wind down (1)	—	669
Acquisition-related costs (2)	1,130	2,080
Restructuring & realignment (3)	6,691	6,197
EPPL impairment (5)	—	19,630
Brammo (6)	—	(13,478)
Intangible amortization (7)	10,247	6,130
Other expenses (4)	6,359	—
Adjusted income before taxes	88,839	94,920

Net income	48,378	55,714
Victory wind down (1)	—	510
Acquisition-related costs (2)	861	1,585
Restructuring & realignment (3)	5,099	4,721
EPPL impairment (5)	—	19,417
Brammo (6)	—	(13,113)
Intangible amortization (7)	7,713	4,499
Other expenses (4)	4,846	270
Adjusted net income (8)	66,897	73,603

Diluted EPS	$0.78	$0.85
Victory wind down (1)	—	0.01
Acquisition-related costs (2)	0.02	0.02
Restructuring & realignment (3)	0.08	0.08
EPPL impairment (5)	—	0.30
Brammo (6)	—	(0.20)
Intangible amortization (7)	0.12	0.07
Other expenses (4)	0.08	—
Adjusted EPS (8)	$1.08	$1.13

(1) Represents adjustments for the wind down of Victory Motorcycles, including wholegoods, accessories and apparel
(2) Represents adjustments for integration and acquisition-related expenses and purchase accounting adjustments
(3) Represents adjustments for corporate restructuring, network realignment costs, and supply chain transformation
(4) Represents adjustments for non-recurring litigation expenses and the impacts of tax reform
(5) Represents adjustments for the impairment of the Company's equity investment in Eicher-Polaris Private Limited (EPPL). This charge is included in Equity in loss of other affiliates (non-operating) on the Consolidated Statements of Income.
(6) Represents a gain on the Company's investment in Brammo, Inc. This gain is included in Other income (non-operating) on the Consolidated Statements of Income.
(7) Represents amortization expense for acquisition-related intangible assets
(8) The Company used its estimated statutory tax rate of 23.8% for the non-GAAP adjustments in 2019 and 2018, except for the non-deductible items and the tax reform related changes noted in Item 4

NON-GAAP RECONCILIATION OF SEGMENT RESULTS
(In Thousands), (Unaudited)

	Three months ended March 31,
SEGMENT SALES	2019	2018
ORV/Snow segment sales	$867,447	$832,564
Restructuring & realignment (2)	—	470
Adjusted ORV/Snow segment sales	867,447	833,034

Motorcycles segment sales	117,942	131,557
Victory wind down (1)	—	(549)
Adjusted Motorcycles segment sales	117,942	131,008

Global Adjacent Markets (GAM) segment sales	104,956	113,327
No adjustment	—	—
Adjusted GAM segment sales	104,956	113,327

Aftermarket segment sales	220,535	220,025
No adjustment	—	—
Adjusted Aftermarket sales	220,535	220,025

Boats segment sales	184,810	—
No adjustment	—	—
Adjusted Boats sales	184,810	—

Total sales	1,495,690	1,297,473
Total adjustments	—	(79)
Adjusted total sales	$1,495,690	$1,297,394

	Three months ended March 31,
SEGMENT GROSS PROFIT	2019	2018
ORV/Snow segment gross profit	$252,235	$243,561
Restructuring & realignment (2)	—	470
Adjusted ORV/Snow segment gross profit	252,235	244,031

Motorcycles segment gross profit	6,962	16,568
Victory wind down (1)	—	52
Adjusted Motorcycles segment gross profit	6,962	16,620

Global Adjacent Markets (GAM) segment gross profit	29,829	31,258
Restructuring & realignment (2)	—	445
Adjusted GAM segment gross profit	29,829	31,703

Aftermarket segment gross profit	56,475	58,452
No adjustment	—	—
Adjusted Aftermarket segment gross profit	56,475	58,452

Boats segment gross profit	36,164	—
No adjustment	—	—
Boats segment gross profit	36,164	—

Corporate segment gross profit	(29,217)	(26,358)
Restructuring & realignment (2)	6,691	4,877
Adjusted Corporate segment gross profit	(22,526)	(21,481)

Total gross profit	352,448	323,481
Total adjustments	6,691	5,844
Adjusted total gross profit	$359,139	$329,325

(1) Represents adjustments for the wind down of Victory Motorcycles, including wholegoods, accessories and apparel
(2) Represents adjustments for corporate restructuring, network realignment costs, and supply chain transformation

NON-GAAP ADJUSTMENTS
2019 First Quarter Results & Full Year Guidance

Restructuring, Realignment and Acquisition Related Costs
Polaris announced in 2017 that it was making changes to its network to consolidate production and distribution of like products and better leverage plant capacity and embarked on a multi-phase supply chain transformation initiative to continue to leverage its supply chain as a strategic asset. Additionally, the Company has recorded acquisitions and integration related costs associated with the TAP and Boat Holdings acquisitions. For the first quarter of 2019, the Company has recorded combined costs totaling $8 million.

Intangible amortization related to acquisitions
As a result of the Boat Holdings acquisition, Polaris' amortization of intangible assets increased by approximately $20 million on an annual basis. Given the significant increase in non-cash amortization associated with this acquisition along with intangible amortization from prior acquisitions, the Company has moved to an adjusted net income metric, excluding intangible amortization from all acquisitions. The Company believes this treatment will provide additional transparency into the true, ongoing earnings performance of its business. For the first quarter of 2019, Polaris excluded $10 million of intangible amortization related to acquisitions.

Eicher-Polaris Joint Venture Impairment in India
Regulatory changes have negatively impacted the likelihood of success of the joint venture, and as a result, in late-February 2018, the Board of Directors of the joint venture approved the wind-down of the joint venture. For the full year ended December 31, 2018, Polaris has recorded charges totaling $27 million, including the impairment of the Company's equity investment in the Eicher-Polaris joint venture in India and wind down costs. No costs were recorded in the first quarter of 2019.

2019 Adjusted Guidance
2019 guidance excludes the pre-tax effect of acquisition integration costs of approximately $5 million to $10 million, supply chain transformation and network realignment costs of approximately $25 million to $30 million. Intangible amortization of approximately $40 million related to all acquisitions has also been excluded. The Company has not provided reconciliations of guidance for adjusted diluted net income per share, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include restructuring and realignment costs and acquisition integration costs that are difficult to predict in advance in order to include in a GAAP estimate.

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